Exhibit 4.51
EXECUTION COPY
DATED THE 7TH DAY OF DECEMBER 2006
BETWEEN
MANAGEMENT CAPITAL INTERNATIONAL LTD
INFOCOMM INVESTMENTS PTE LTD
COMMERZBANK INFOCOMM SEGREGATED PORTFOLIO
GLOBAL STAR INTERNATIONAL DEVELOPMENT LIMITED
ETHERFAST PTE LTD
GIGAMEDIA ASIA PACIFIC LIMITED
AND
INFOCOMM ASIA HOLDINGS PTE. LTD.

SHAREHOLDERS’ AGREEMENT

9 Raffles Place
#32-00 Republic Plaza
Singapore 048619
Tel: (65) 6389 3000
Fax: (65) 6389 3099
www.stamfordlaw.com.sg

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THIS AGREEMENT is made on the 7th day of December 2006
BETWEEN:
(1)	Management Capital International Ltd, a company incorporated in the British Virgin Islands and having its registered office at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“MCIL”);

(2)	Infocomm Investments Pte Ltd (Company Registration Number 199608120R), a company incorporated in Singapore and having its registered office at 6 Temasek Boulevard #29-00 Suntec Tower 4 Singapore 038986 (“IIPL”);

(3)	Commerzbank Infocomm Segregated Portfolios, a specific segregated portfolio within Commerz Asia Best SPC (Company Registration Number CB-142661), a segregated portfolio company incorporated in the Cayman Islands and having its registered office at Coconut Villa 2 Jennifer Drive P.O. Box 10211 APO Grand Cayman BW1 (“CISP”);

(4)	Global Star International Development Limited (Company Registration Number 1032166), a company which is a wholly owned subsidiary of The9 Limited and incorporated in Hong Kong Special Administrative Region and having its registered office at 34/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (“Global Star”);

(5)	Etherfast Pte Ltd (Company Registration Number 200604316G), a company incorporated in Singapore and having its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120 (“Etherfast”); and

(6)	GigaMedia Asia Pacific Limited (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“GigaMedia”);
collectively referred to as “Shareholders”; and
(7)	Infocomm Asia Holdings Pte. Ltd. (Company Registration Number 200414722H), a company incorporated in Singapore and having its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120 (the “Company”),
all the parties above shall be referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS:
(A)	The Company has been incorporated for the purpose of engaging in the Business (as defined hereunder).

(B)	The shareholding structure of the Company as at the Completion Date, based on a fully converted basis, will be as follows:

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		Number of Ordinary
	Type of Shares	Shares on a Converted
Shareholder	held	Basis
Management Capital International Limited	Ordinary Shares	150,000
Infocomm Investments Pte Ltd	Class A Shares	300,000
Commerzbank Infocomm Segregated Portfolio	Class A Shares	300,000
Global Star International Development Limited	Class A Shares	200,000
Gigamedia Limited	Class B Shares	500,000

Total number of Shares		1,450,000
(C)	It is anticipated that Etherfast will subscribe for 100,000 new Ordinary Shares (as defined below) to be issued by the Company, following which the shareholding structure of the Company will be as follows:

		Number of Ordinary
	Type of Shares	Shares on a Converted
Shareholder	held	Basis
Management Capital International Limited	Ordinary Shares	150,000
Etherfast Pte Ltd	Ordinary Shares	100,000
Infocomm Investments Pte Ltd	Class A Shares	300,000
Commerzbank Infocomm Segregated Portfolio	Class A Shares	300,000
Global Star International Development Limited	Class A Shares	200,000
Gigamedia Limited	Class B Shares	500,000

Total number of Shares		1,550,000
(D)	The parties hereto wish to enter into this Agreement to regulate the affairs of the Company and the relationship between them as Shareholders of the Company.

(E)	It is understood that each of the parties have entered into this Agreement in reliance upon the participation of other parties on the terms and subject to the conditions set out in this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS

1.1	In this Agreement unless the subject or context otherwise requires:

“Act” means the Companies Act, Chapter 50 of Singapore;

“Antidilution Exceptions” shall have the meaning ascribed under the clause 4 of this Agreement;

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities

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law of the United States, as amended from time to time, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction;

“Articles” means the Articles of Association of the Company, as amended to incorporate the amendments set out in the Annex to the Subscription Agreement and as may be further amended from time to time;

“Auditors” means such approved company auditors acceptable to the parties hereto as may at the given time be the auditors of the Company;

“Board” means the board of Directors for the time being of the Company;

“Business” means the business to be carried on by the Company, including but not limited to the operation and distribution of online games by way of securing the exclusive distribution rights for online internet games or mobile games, for distribution in the South Asia region and to make strategic investments in operating hubs;

“Business Day” means any day in Singapore except for Saturdays and Sundays and days which have been gazetted as public holidays in Singapore;

“Chairman” means the Chairman of the Board and the Company;

“Class A Conversion Rate” means the ratio at which Class A Shares are converted into Ordinary Shares which shall be ten (10) Class A Shares for one (1) Ordinary Share, subject to such adjustments as may be made from time to time in accordance with this Agreement and the Articles;

“Class A Issue Price” means US$1.00 for each Class A Share;

“Class A Shares” means such number of redeemable, convertible, preference shares in the capital of the Company, each bearing the terms and conditions as set out in the Articles;

“Class B Conversion Rate” means the ratio at which Class B Shares are converted into Ordinary Shares, which shall initially be one (1) Class B Share for one (1) Ordinary Share, subject to such adjustments as may be made from time to time in accordance with this Agreement and the Articles;

“Class B Issue Price” means US$20.00 for each Class B Share;

“Class B Shares” means such number of redeemable, convertible, preference shares in the capital of the Company, each bearing the terms and conditions as set out in the Articles;

“Commission” means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the relevant regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction;

“Completion Date” has the meaning ascribed to it by the Subscription Agreement;

“Conversion Rate” means the Class A Conversion Rate and the Class B Conversion Rate;

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“Converted Basis” means such number of Ordinary Shares held as a result of the conversion of Preference Shares into Ordinary Shares of the Company at the Class A Conversion Rate or the Class B Conversion Rate (as the case may be), pursuant to the terms and conditions set out in the relevant Subscription Agreements;

“CUSIP Number” means the number assigned to identify securities in the North America as maintained by the Committee on Uniform Securities and Identification Procedures;

“Directors” means the proposed directors of the Company including, where applicable, alternate directors and “Director” refers to any of them;

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission. Form F-3, as applied in this Agreement, could be either Form F-3, if the Company is deemed a foreign private issuer under the Securities Exchange Act of 1934, as amended, or Form S-3, if the Company is deemed a domestic issuer under such Act;

“Founder” means the shareholder(s) of MCIL as at the Completion Date;

“Holder” means the holders of Class B Shares;

“Initiating Holder” means a Shareholder holding at least 25% of the Registrable Securities on a Converted Basis;

“Investment Budget” means the investment budget to be approved by the Investment Committee that will be in line with the Use of Funds (as defined in the Subscription Agreement);

“Management” means the management team of the Company as set out in Schedule 1 of this Agreement and such other persons who may from time to time be appointed as members to the management team of the Company and who become shareholders of MCIL;

“net tangible asset value” means the total tangible assets value of the Company less total liabilities (including deferred taxation), which is equal to the shareholders’ equity, which comprises the following:
(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amounts standing to the credit of the reserves of the Company as recorded in the accounts of the Company, howsoever described, including:
(i)	any share premium account;

(ii)	any capital redemption reserve fund; and

(iii)	any amount standing to the credit of the profit and loss account, all as shown by the accounts of the Company but after:
(aa)	deducting therefrom (if not other deducted) any amounts attributable to intangible assets including goodwill and the amount of any debit balance on the profit and loss account in the accounts of the Company; and

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(bb)	making such other adjustments (if any) as the Auditors consider appropriate in accordance with generally accepted accounting principles;
“Ordinary Shares” means the ordinary shares in the capital of the Company;

“Preference Shares” means the Class A Shares and the Class B Shares;

“Person” means any individual, body corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, trust, estate, enterprise or other entity;

“Qualifying Buy-Back” means a share buy-back undertaken by the Company in accordance with the applicable provisions of Singapore law;

“Registrable Securities” means the Ordinary Shares, including such Ordinary Shares issuable upon the conversion of the Preference Shares;

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of the Registration Statement; and the terms “Register” and “Registered” have the same meanings concomitant with the foregoing;

“Registration Statement” means a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Secretary” means the secretary for the time being of the Company;

“Shareholders” means IIPL, CISP, MCIL, Global Star, Etherfast and GigaMedia;

“Shareholder Proportions” means, in relation to a Shareholder, the proportion which the number of Ordinary Shares (on a Converted Basis) set against the name of each Shareholder in the tables as set out in Recitals B and C (the “Tables”), as the case may be, bears to the total number of Ordinary Shares in the Company (on a Converted Basis) as set out in the Tables, subject to changes in share capital of the Company as permitted by the terms and conditions of this Agreement, the Subscription Agreement and the Articles;

“Shares” means the Class A Shares, the Class B Shares and the Ordinary Shares;

“South Asia Region” includes Singapore, Malaysia, Indonesia, Philippines, Thailand, Vietnam and other territories as agreed by the Parties from time to time;

“S$” means the lawful currency of Singapore;

“US$” means the lawful currency of the United States of America;

“Use of Funds” has the meaning ascribed to it under clause 2.3 of the Subscription Agreement; and

“WOW” means the massively multiplayer online role-playing game known as World of Warcraft.

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1.2	In this Agreement:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include every gender; and

(c)	references to persons shall be construed as including references to an individual, firm, company, corporation, trust, unincorporated body of persons or any State or government or any agency thereof.
1.3	Headings are for ease of reference only and have no legal effect. References to clauses are to clauses of this Agreement.

1.4	Any reference to a statutory provision shall include such provision as from time to time modified, amended or re-enacted so far as such modification, amendment or re-enactment applies or is capable of applying to any transactions entered into hereunder.
2.	SHARE CAPITAL AND ALLOTMENT OF SHARES

2.1	As at the Completion Date, the Company will have an issued share capital of 250,000 Ordinary Shares, 8,000,000 Class A Shares, and 500,000 Class B Shares.

2.2	The Shareholders shall take such steps for the time being as lie within their power to procure that save for a further 250,000 Class B Shares which may be issued within the period of ten weeks after the Completion Date, the Company shall not issue any further shares whether forming part of its unissued shares or new shares. Notwithstanding the foregoing, if the Board determines in good faith and after due commercial considerations that additional shareholders’ equity is necessary, the Shareholders shall cause the Company to issue such number of additional shares as the Board may recommend. Such additional shares shall be offered in the first instance to holders of Preference Shares in proportion to their shareholdings (as determined by their voting rights on a Converted Basis) in the Company immediately prior to such proposed increase in the issued share capital of the Company and the holders of the Preference Shares may elect to subscribe for such number of additional shares. In offering such shares in the first instance to the holders of the Preference Shares, the offer shall be made by written notice specifying the number of such additional shares offered and reasonably limiting the time within which the offer, if not accepted, will be deemed to be declined (which shall not be less than 21 Business Days) and after the expiration of that time or on the receipt of an intimation from any Shareholder to whom the offer is made that it declines to accept the additional shares offered, the other Shareholders shall be entitled to subscribe to all such additional shares and if more than one other Shareholder desires to so subscribe, then such additional shares will be allocated pro rata between them in the proportion that their respective shareholdings in the Company bear to one another. Prior to the subscription of any shares in the capital of the Company, each new shareholder of the Company shall execute a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of this Agreement. Such right shall terminate at or upon a Public Offering (hereinafter defined).

2.3	The foregoing right would not apply to:
(a)	the issuance by the Company of Ordinary Shares (or any options or rights convertible into Ordinary Shares) to employees, officers, directors or consultants of the Company pursuant to share option plans or other share incentive arrangements approved by the Board;

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(b)	securities issued by the Company in connection with any merger or acquisition event undertaken by the Company;

(c)	Ordinary Shares issued in connection with any subdivision, consolidation or reclassification of Shares;

(d)	Ordinary Shares issued upon the conversion or automatic conversion of the Preference Shares pursuant to clauses 3, 7.2 and 7.3 of this Agreement;

(e)	the issuance of equity securities pursuant to a public offering; or

(f)	the issuance of equity securities pursuant to an approved management incentive plan.
3.	CONVERSION RIGHTS

Each Holder shall be entitled, at any time after the Completion Date, at its option, to convert all or any of the Class B Shares it holds into Ordinary Shares. Each Class B Share shall be convertible into one Ordinary Share, subject to any adjustments provided in Clause 4 below and the Articles of the Company.
4.	ANTIDILUTION ADJUSTMENTS
4.1	Each of the Parties agrees to procure (insofar as it lawfully can), for so long as any Class A Shares or Class B Shares are outstanding, that:
(i)	in the event of a subdivision, consolidation or reclassification of shares, or the issuance of Shares by way of a capitalisation of profits and reserves, all necessary steps will be taken to ensure that the Shareholder Proportions in relation to the Shareholders remain unchanged (“Proportional Antidilution Protection”), including, without limiting the generality of the above, making such adjustments to the Conversion Rate as may be necessary to maintain the Shareholder Proportions amongst the Shareholders (“Antidilution Adjustments”); and

(ii)	in the event that the Company issues any additional Shares or rights or options to subscribe for Shares (including by way of a rights issue), or any options, rights, warrants or other securities convertible or exercisable into, or exchangeable for or redeemable with any Shares in or assets of the Company at a price that is less than the Class B Issue Price (the “New Issue Price”), the Class B Conversion Rate shall be adjusted such that the number of Ordinary Shares arising from the conversion of each Class B Share shall be equal to the Class B Issue Price divided by the New Issue Price.
4.2	Notwithstanding clause 4.1, the following events (“Antidilution Exceptions”) will not trigger an Antidilution Adjustment:
(a)	the issue of Ordinary Shares upon conversion of any Preference Share pursuant to the terms of this Agreement; and

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(b)	Ordinary Shares and/or options that may be issued or registered for issuance to employees pursuant to a share option plan or other share incentive plan approved by the Board.
5.	REDEMPTION OF CLASS A SHARES
5.1	Upon receiving a written request from the holders of a majority of the Class A Shares at any time after the fourth anniversary of 31 May 2005, the Company shall redeem the number of Class A Shares submitted by such holders for redemption.

5.2	The redemption price for each Class A Share under this clause 5 shall be the Class A Issue Price, plus interest accrued thereon at the rate of ten per cent (10%) per annum compounded annually, less any declared and paid dividends (“Class A Redemption Amount”).
6.	REDEMPTION OF CLASS B SHARES

6.1	The Holders shall have the right, at such holder’s option, to require the Company to redeem in cash the Class B Shares which are not converted (1) on the fifth (5th) anniversary of the issuance of the Class B Shares, or (2) upon the redemption of any Class A Shares whichever is earlier, by way of a written request to the Company.

6.2	The redemption price per Class B Share shall be 100 per cent. of the Class B Issue Price, plus interest accrued thereon at the rate of ten per cent (10%) on the Class B Issue Price per annum compounded annually, less any declared and paid dividends thereon (the “Redemption Amount”). In the case of a redemption triggered by the redemption of any Class A Shares, the Holders shall be entitled to payment of the Premium Amount in priority to the holders of Class A Shares, where:

Premium Amount = A + B

Where:

A = (Class B Issue Price – Class A Issue Price) x number of Class B Shares to be redeemed;

B = interest accrued on the Class B Shares to be redeemed at the rate of 10% per annum compounded annually less any declared and paid dividends on such Class B Shares;

The remaining Redemption Amount owing to the Holders will be paid to the Holders pari passu with the Class A Redemption Amounts.

6.3	The Class B shareholders shall also be entitled, at their option, to require the Company to redeem the Class B Shares within two (2) weeks of a change in Control of the Company. For the purposes of this clause, “Control” shall mean the right to exercise, directly or indirectly, more than 50 per cent of the voting rights attributable to the shares of the Company.
6A.	LIDUIDATION PREFERENCE

The Parties agree that in the event of any liquidation, dissolution or winding up of the Company, or on a return of capital (other than a Qualifying Buy-Back) by the Company, the holders of the Class B Shares shall be entitled to receive, prior to and in preference to any distribution to the holders of Ordinary Shares, Class A Shares or any other class of shares,

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an amount equal to the price per Class B Share over the price paid per Class A Share, plus all declared but unpaid dividends thereon (the “Preference Amount”). After the full Preference Amount on all outstanding Class B Shares and the preference amount on the Class A Shares have been paid, any remaining funds and assets of the Company shall be distributed pro rata amongst the holders of the Shares on a Converted Basis.

If the Company has insufficient assets to permit payment of the Preference Amount in full to all Holders, then the assets of the Company shall be distributed ratably to the Holders in proportion to the Preference Amount each holder would otherwise be entitled to receive.
7.	LISTING AND AUTOMATIC CONVERSION

7.1	All the Shareholders agree that the Company shall seek a listing for its shares as soon as practicable, once it achieves the IPO Targets (as defined below) set out herein.

7.2	All Class A Shares shall be automatically converted into Ordinary Shares, at the then applicable Class A Conversion Rate, upon:
(a)	the closing of an underwritten public offering of shares of the Company (“Public Offering”) or such other date as may be agreed between the Parties and the issue manager, at a public offering price per share which satisfies the IPO Targets as defined in Clause 7.4 below and with a reasonably anticipated aggregate offering size of at least US$15,000,000 (a “Qualified Public Offering” or “QPO”); or

(b)	the election of at least 70% of the Class A Shareholders.
7.3	All Class B Shares shall be automatically converted into Ordinary Shares, at the then applicable Class B Conversion Rate, upon:
(a)	the closing of an underwritten public offering of shares of the Company (“Public Offering”) or such other date as may be agreed between the Parties and the issue manager, at a public offering price per share which satisfies the IPO Targets as defined in Clause 7.4 below and with a reasonably anticipated aggregate offering size of at least US$15,000,000 (a “Qualified Public Offering” or “QPO”); or

(b)	the election of at least 70% of the Class B Shareholders.
7.4	For the purposes of this clause, unless otherwise agreed by the holders of no less than seventy-five per cent (75%) of the Ordinary Shares on a fully converted basis and the holders of no less than two-thirds of the Preference Shares, the targets for a Public Offering (the “IPO Targets”) shall be:
(a)	two times of the Class B Issue Price per Class B Share for a Public Offering in 2007;

(b)	four times of the Class B Issue Price per Class B Share for a Public Offering in 2008; or

(c)	eight times of the Class B Issue Price per Class B Share for a Public Offering in 2009 or later.
7.5	The Preference Shareholders may by written request to the Company at any time after a Public Offering, require the Company to take all necessary steps and do all such things as may be necessary to facilitate the sale or transfer or any other dealings of any Ordinary Shares issued pursuant to a conversion of Preference Shares, including but without

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limitation to the generality of the foregoing, making all necessary applications for such Ordinary Shares to be listed on the exchange on which the Company’s Shares are listed.
8.	BOARD OF DIRECTORS

8.1	Unless all the Shareholders otherwise agree in writing, the Board shall comprise five (5) Directors of which one (1) Director will be nominated by IIPL, one (1) Director will be nominated by CISP, one (1) Director will be nominated by Global Star, one (1) Director will be nominated by the holders of Ordinary Shares and one (1) Director will be appointed by GigaMedia.

8.2	The first Chairman shall be appointed by the Management and subsequent Chairmen shall be appointed by a majority vote of the Board.

8.3	The right of appointment of the Directors conferred on the Shareholders shall include the right at any time and from time to time to remove from office and to determine the period which such persons shall hold office as Director. Whenever a Director ceases to be a Director for any reason whatsoever, the party which appointed him shall be entitled to appoint another person to replace him as a Director.

8.4	Any appointment or removal of Directors as aforesaid shall be made in writing and be signed by the duly authorised officer of the appointor and shall take effect as from the date of its receipt at the registered office of the Company or on the date of appointment specified in the notice, whichever is later.

8.5	A Director may at any time and from time to time appoint any other person (other than another Director) to be his alternate, and to remove such alternate Director. All appointments and removals of alternate Directors made by any Director shall be in writing under the hand of the Director making the same and shall take effect as of its receipt at the registered office of the Company or on the date of appointment specified in the notice, whichever is the later. Such alternate Director shall be entitled while holding office as such, to receive notices of Board meetings and to attend and vote at any such Board meetings at which the Director appointing him is not present and to exercise all the authorities, powers and rights and perform all the functions of his appointer thereat.

8.6	The quorum for all meetings of the Board shall be three (3) Directors, each present personally or by his alternate. If within half an hour after the time fixed for the meeting, the Directors constituting the quorum are not present, the meeting shall be adjourned and reconvened to discuss the same agenda on the third working day at the same time of the day and the same venue, and during the reconvened meeting, any two (2) Directors shall be deemed to form a quorum provided always that three (3) days’ written notice of each meeting or reconvened meeting shall be given to each Director entitled to attend such meetings.

8.7	The Shareholders shall use all reasonable endeavours to procure that a quorum is present throughout each meeting of the Board.

8.8	The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. A Director may participate at a meeting of Directors by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, without a Director being in the physical presence of another Director in which event such Director shall be deemed to be present at the meeting. A Director participating in a meeting in the manner aforesaid may also

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be taken into account in ascertaining the presence of a quorum at the meeting. Unless otherwise agreed unanimously, a Board meeting shall be held at least once every three (3) months in Singapore.

8.9	At any time, any Director may, and the Secretary on the requisition of a Director shall, summon a meeting of the Directors. At least seven (7) days’ notice in writing of each meeting of the Board shall be given to each Director of the Company at the address from time to time provided by him to the Company for such purpose and such notice shall be accompanied by an agenda of the matters to be considered at the meeting. Where a Director is absent from Singapore, such notice may be given by telefax or telex, to a telefax number, or telex number as the case may be, given by that absent Director to the Secretary. Any Director may waive notice of any meeting and any such waiver may be retroactive and for this purpose, the presence of a Director at the meeting shall be deemed to constitute a waiver on his part. No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the members of the Board.

8.10	Except as otherwise provided for in clause 8.15(f) of this Agreement, a Director shall not be prohibited from voting or being counted in a quorum at any Board meeting in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with applicable law (if any).

8.11	Except as otherwise provided in this Agreement, all resolutions of the Board shall be passed by a simple majority of the votes of the Directors.

8.12	The Chairman of any meeting of the Board shall have a second or casting vote in case of an equality of votes.

8.13	A resolution in writing signed by all the Directors appointed to the Company for the time being shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form, each signed by one or more Directors. The expression “in writing” and “signed” include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Director.

8.14	The Board shall appoint an investment committee (the “Investment Committee”) comprising of four (4) members, one of whom shall be nominated by IIPL, one by Global Star and one by GigaMedia. The unanimous approval of the Investment Committee is required for any investment, including but not limited to, that relating to any online internet game or mobile game, any capital expenditure of the Company of US$250,000 and above and any other investment decision by the Company regarding the Use of Funds.

8.15	Notwithstanding the foregoing, the following matters shall require the affirmative vote of three (3) Directors elected by the holders of Class A Shares including a director nominated by each of IIPL and Global Star and a director elected by the Holder (whether before or after conversion into Ordinary Shares according to the Subscription Agreement):
(a)	the adoption of the Company’s annual budget (“Annual Budget”) and operating plan (“Operating Plan”);

(b)	any major corporate or financial matters that may either singly or in aggregate result in a variance of more than fifteen per cent (15%) from the Annual Budget and Operating Plan approved by the Board;

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(c)	any financial or investment commitment or expenditure which either singly or in aggregate amounts to more than US$50,000 not provided for in the Annual Budget;

(d)	any management remuneration plan, hiring dismissal or annual reappointment of the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or any increase in the remuneration package of any such executive officer;

(e)	the issuance of any management and employee share options or incentive shares;

(f)	the entry into any transaction with any director, officer or shareholder of the Company (or affiliate or relative thereof) involving (i) the disbursement of funds or transfer of property in the Company or (ii) the formation, termination, extension, renewal or waiver of any contract;

(g)	the giving of any guarantee or indemnity by the Company in connection with any borrowing;

(h)	any change in the accounting policies adopted by the Company;

(i)	the creation of any encumbrance with respect to (i) any intellectual property of the Company and (ii) any other asset or assets of the Company which either singly or in aggregate have a value of more than US$50,000;

(j)	the provision of any credit, loan or the making of any advance by the Company;

(k)	the sale, transfer, lease, assignment or disposal of assets which either singly or in aggregate have a value of more than US$50,000;

(l)	the purchase, lease or acquisition of assets which either singly or in aggregate have a value of more than US$50,000 not provided for in the annual budget of the Company;

(m)	the appointment or removal of any auditor;

(n)	the licensing or other transfer of any intellectual property other than in the ordinary course of business;

(o)	the commencement or settlement of any legal proceeding involving more than US$50,000; and

(p)	the entry into by the Company of any transaction or series or transactions involving an aggregate amount in excess of US$50,000 including incurrence of any borrowing under any existing or future banking and credit facilities and the granting of any guarantee, indemnity, performance bond, lien, pledge, charge, mortgage or other security and the incurrence of any form of indebtedness.
9.	GENERAL MEETINGS

9.1	Notwithstanding anything to the contrary in the Articles, the quorum for a general meeting of the Company shall be three (3) Shareholders, including a representative from each of GigaMedia, IIPL and Global Star, personally present or represented by proxy, attorney or representative, present throughout that general meeting. If within half an hour after the time fixed for the meeting, the Shareholders constituting the quorum are not present, the meeting

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shall be adjourned and reconvened and any two (2) Shareholders present throughout such adjourned general meeting shall constitute a quorum.

9.2	The Shareholders shall use all reasonable endeavours to procure that a quorum is present at and throughout each general meeting.

9.3	All questions and issues arising at a general meeting of the Company shall, unless otherwise required by any applicable law and subject to clause 9.9, be decided in accordance with the votes of a simple majority of the Shareholders.

9.4	Each Preference Shareholder shall have the right to that number of votes equal to the number of votes carried by their respective number of Ordinary Shares then issuable upon conversion of all its Preference Shares based on the prevailing Conversion Rate. Holders of all series of Preference Shares and Ordinary Shares shall vote together as a class except as provided in clause 9.10 below or as required by law.

9.5	A resolution in writing signed by all the Shareholders shall be as effective as a resolution duly passed at a general meeting of the Company and may consist of such documents in the like form, each signed by one or more directors. The expressions “in writing” and “signed” shall include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Shareholder.

9.6	The notice of a general meeting of the Company shall set out an agenda identifying in reasonable detail the matters to be discussed (unless the Shareholders agree otherwise).

9.7	Without prejudice to clause 9.8, the parties agree that all Shareholders’ meetings shall be held in Singapore unless otherwise agreed to by all of the Shareholders.

9.8	Without prejudice to clause 9.1, the Shareholders may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Shareholders are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Shareholders held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Shareholders participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

9.9	Notwithstanding the foregoing, the consent of the holders representing seventy-five per cent (75%) of the Ordinary Shares (including the holders of the outstanding Preference Shares voting on a Converted Basis together with the holders of Ordinary Shares and not as a single class) and the holders representing two-thirds of the Preference Shares shall be required for:
(a)	The issuance by the Company of any new shares of any class;

(b)	Any repurchase or redemption of shares of the Company (other than pursuant to restricted stock agreements with employees, redemption provisions in the Articles or pursuant to the terms upon which the shares of the Company were issued);

(c)	Any amendment or repeal of any provision of the Memorandum and Articles of Association of the Company and its subsidiaries;

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(d)	Any change in the nature of the business of the Company;

(e)	Any merger, sale, consolidation of the Company with or into any entity;

(f)	The liquidation or dissolution of the Company or any of its subsidiaries;

(g)	The sale of all or substantially all the Company’s assets or the purchase of all or substantially all of the assets of another entity;

(h)	The disposal of any intellectual property rights including all game licensing contracts;

(i)	The declaration or payment of a dividend on any shares of the Company;

(j)	Any incurrence of debt by the Company other than the trade debts not exceeding an aggregate value of US$50,000; and

(k)	Decisions regarding the terms of a public offering.
9.10	Without prejudice to the above, the consent of the holders of at least 70% in value of the respective series of Preference Shares shall be required for:
(a)	any change in any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of that series of Preference Shares;

(b)	the authorization, creation or issuance of (1) any Ordinary Shares or (2) any class or series of shares having any right, preference or priority superior to or on a pari passu basis with their series of Preference Shares; or

(c)	any new issuance of debt or equity security of the Company or its subsidiaries.
10.	BUSINESS OF THE COMPANY

10.1	The Shareholders agree that, effective from the Completion Date, their respective rights in the Company shall be regulated by this Agreement and the Articles.

10.2	Subject to clause 10.1, the Shareholders and the Company agree to be bound by and comply with the provisions of this Agreement which relate to them and all provisions of the Articles will be enforceable by the parties between themselves.

10.3	Subject to clause 10.1, each of the Shareholders agrees to exercise its respective rights under this Agreement and as a Shareholder (insofar as it lawfully can) to:
(a)	procure that the Company proceeds with the Business in all respects and continues to pursue the same with reasonable despatch;

(b)	procure that the Business is conducted in the best interests of the Company and in accordance with sound and good commercial and business practice and profit-making principles so as to generate the maximum achievable profits available for distribution;

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(c)	ensure that the Director(s) appointed by it exercises his powers as Director and otherwise uses its reasonable endeavours to seek to ensure that the business of the Company is confined to the Business;

(d)	procure that the Company complies with the Articles and all applicable laws as well as the terms and conditions of any licence, permit or consent by which the Company is bound at all times; and

(e)	ensure that the Director(s) appointed by it exercises his powers as Director and otherwise uses its reasonable endeavours to seek to ensure that all employees of the Company enter into non-compete and assignment of invention agreements in favour of the Company.
10.4	Any dealings with the Company and/or the Shareholders or any associates of such persons in relation to the supply of goods or services shall be on normal arm’s length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

10.5	Without the prior consent of IIPL, and whether or not IIPL is then a shareholder of the Company, neither the Company nor its subsidiaries shall use, publish or reproduce the “IDA” or “IIPL” name or logo, or any similar name, trademark, or logo in any of their marketing, advertising or promotional materials or otherwise for any marketing, advertising or promotional purposes.

10.6	Each of the Parties acknowledges that the Company and GigaMedia shall become strategic partners and to the extent permitted by the licensing and other contracts entered into between the Company and the publishers of the online games conferring on the Company publishing rights in respect of those games in Hong Kong and/or Taiwan (if any), each of the Shareholders agrees to exercise its respective rights under this Agreement (insofar as it lawfully can) to procure that the Company shall, if it decides not to exercise such right, first offer GigaMedia the right to operate such online games in Hong Kong and/or Taiwan on terms no less favourable to those offered to any other party.
11.	FINANCE

11.1	(a)	In the event any additional working capital is required by the Company with regards to the Business, such working capital shall be met through the provision of revolving credit facilities. Any additional working capital of the Company may be met through (i) provision of loans, letters of credit or credit facilities to the Company from such financial institutions as the Board may from time to time agree; or (ii) subject to the consent of the relevant Shareholder, provision of advance loans by the Shareholders to the Company on such terms as may be agreed between the relevant Shareholder and the Company.
(b)	In respect of any loan by any Shareholder to be provided pursuant to this clause, such loan shall be entitled to interest payment by the Company at the rate to be agreed from time to time on the basis of a one (1) month interest period. Unless otherwise agreed between the parties hereto, such loans shall be repaid in full within two (2) months of the disbursement.

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12.	MANAGEMENT, ACCOUNTS AND INFORMATION
12.1	The Shareholders shall, for so long as they remain Shareholders of the Company, be furnished with such information relating to the Business and/or the Company as they may from time to time reasonably request, in particular but without prejudice to the generality of the foregoing, the following information:
(a)	the Annual Budget and Operating Plan for the succeeding fiscal year no later than thirty (30) days prior to the end of each fiscal year;

(b)	copies of the audited consolidated accounts of the Company in respect of each financial year forthwith on the same becoming available and in any event not later than forty five (45) days from the date of each such financial year, such accounts to be audited by a Big Four accounting firm of the Company’s choice, being PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young or KPMG;

(c)	copies of unaudited consolidated accounts of the Company no later than twenty-five (25) days from the end of the first three (3) fiscal quarters of each financial year, such accounts to be reviewed by a Big Four accounting firm of the Company’s choice, being PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young or KPMG;

(d)	copies of the unaudited consolidated monthly accounts of the Company no later than twenty-five (25 days) days from the end of each month;

(e)	monthly bank account(s) statements of the Company within fifteen (15) days after the end of each month; and

(f)	information relating to the operation of the Company or its subsidiaries, including information on the average number of concurrent users for each online game operated by the Company.
12.2	The accounts of the Company shall be prepared on a consistent basis and in accordance with generally accepted accounting principles consistently applied in Singapore and the United States.

12.3	Each Shareholder shall have the right independently to call for, to exercise and inspect at all reasonable times, the books, records and accounts of the Company and any of its subsidiaries and may appoint and authorise any person or persons to make such examination on their behalf. The Shareholders shall procure that the Auditors shall co-operate with such persons and provide access to such information and records as well as any explanations as such persons may reasonably request in relation to the Company’s accounts and records. Each Shareholder shall also have the right to request for any discussions with, or explanations from any Director, officer, employee, Auditor, legal or other professional adviser of the Company in relation to any queries it may have relating to the Business and/or the operations of the Company. Any costs incurred shall be borne by the Shareholder requesting for the examination, unless any material or substantial defect was found through such examination evidencing breach of this Agreement in which case the party so breaching this Agreement shall bear the costs so incurred.

12.4	The financial year of the Company shall be from 1 January to 31 December of each year.

12.5	The Company shall maintain two (2) bank accounts (respectively the “Investment Account” and “Operating Account”) for the purpose of its business activities. The Investment Account through which all investment activities approved by the Investment Committee are transacted shall require two (2) signatories for all transactions, one of whom

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shall be a director appointed by IIPL and the other of whom shall be appointed by Global Star. The Operating Account, through which the daily operational expenses and budgeted expenditure are transacted will require two (2) account signatories for withdrawals of more than US$100,000, one of whom shall be a director appointed by IIPL and the other of whom shall be appointed by Global Star. For the avoidance of doubt, drawings shall be in accordance with the proper authorisation of the Board and Investment Committee and all financing raised by the Company shall be credited into the Investment Account and the annual operating budget approved by the Board shall be drawn down from the Investment Account into the Operating Account prior to the start of the financial year.
13.	TRANSFER OF SHARES

13.1	Except as otherwise provided for in this Agreement, a Shareholder shall be entitled to sell, transfer or otherwise dispose of all but not some only, of its Shares provided that that Shareholder first makes an offer to sell the same to the holders of Preference Shares in compliance with the rights of pre-emption contained in clause 13.2.

13.2	Any Shareholder desirous of selling its Shares or any interest therein (the “Seller”) shall do the following:
(a)	The Seller shall give a notice in writing (a “Transfer Notice”) to the holders of Preference Shares specifying the number of Shares held by him to be offered at the prescribed price (the “Prescribed Price”);

(b)	The Prescribed Price shall be a price to be agreed upon between the Seller and the Directors and, in a case where the Seller and Directors are unable to agree, at a price which the Auditors shall by writing under his hand certify to be in his opinion, the fair value thereof as between a willing seller and a willing buyer having regard to the tangible net asset value per Share of the Company;

(c)	The Transfer Notice shall specify a period (the “Prescribed Period”) being not less than twenty-one (21) days from the date of the Transfer Notice within which the offer must be accepted or (in default) will lapse. A Transfer Notice once given shall be irrevocable;

(d)	If within the Prescribed Period, any or all of the holders of Preference Shares (the “Buyer(s)”) accept(s) the offer contained in a Transfer Notice by giving notice (an “Acceptance Notice”) to that effect to the Seller, the Seller shall allocate the said Shares to or amongst the Buyer(s) and in the case of competition, pro-rata (as nearly as possible) according to the pro-rata proportion of their shareholdings in the issued share capital of the Company, on a Converted Basis, Provided that no Buyer(s) shall be obliged to take more than the maximum number of Shares specified by him (if any) in the Acceptance Notice; and the Seller shall upon the expiry of the Prescribed Period give notice of such allocation to the Buyer(s) (an “Allocation Notice”) to whom the Shares have been allocated and shall specify in such Allocation Notice, the place and time (being not later than twenty-one (21) days after the date of the said Allocation Notice) at which the sale of the Shares so allocated shall be completed. Where however, any holder of Preference Shares does not accept the offer contained in the Transfer Notice and the aggregate number of Shares specified in the Acceptance Notices received is less than the number of Shares offered by the Seller, the other holders of Preference Shares shall be entitled, at their election, to purchase the remaining Shares at the Prescribed Price and where more than one other holder of Preference Shares wishes to purchase such Shares, the Shares will be allocated between the holders pro-rata (as nearly as possible) according to the

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pro-rata proportion of their shareholdings in the issued share capital of the Company, on a Converted Basis;

(e)	The Seller shall be bound to transfer the Shares comprised in the Allocation Notice(s) to the Buyer(s) named therein at the time and place therein specified and, if he shall fail to do so, any one Director or the Secretary shall be deemed to have been appointed agent of the Seller with full power to execute, complete and deliver, in the name and on behalf of the Seller, transfers of the Shares to the Buyer(s) thereof against payment of the Prescribed Price to the Company. On payment of the Prescribed Price to the Company, the Buyer(s) shall be deemed to have obtained a good discharge for such payment. The Company shall forthwith pay the relevant monies into a separate bank account in the Company’s name and shall hold such monies in trust for the Seller. After the Buyer(s) is/are registered in the Register of Members as the holder(s) of such Shares pursuant to the transfer thereof, the validity of the proceedings shall not be questioned by any person;

(f)	Subject to the provisions of this clause 13.2, any Buyer(s) which serves an Acceptance Notice shall become bound to purchase all of the Shares allocated to him in accordance with clause 13.2(d) above;

(g)	If, by the end of the Prescribed Period, no Acceptance Notice has been served or not all the Shares comprised in the Transfer Notice are subject to the Acceptance Notice(s) issued by the Buyer(s), the Seller shall subject to clause 13.3 be entitled to sell its Shares to a third party at a price which is not lower than the Prescribed Price provided that if any Shareholder does not purchase its entitlement of the Shares offered, such Shares shall first be offered to the other Shareholders at the Prescribed Price before they are offered to any third party. The Seller shall give prior notice in writing of the identity of the third party (the “Intended Transferee”) to whom he intends to sell the Shares, to the Shareholders and the Company.
13.3	It shall be a condition precedent to the right of any Shareholder to transfer Shares to the Intended Transferee that:
(a)	the other Shareholder(s) unanimously agree in writing to the transfer of the Shares to the Intended Transferee and such consent shall not be unreasonably withheld; and

(b)	the Intended Transferee if not already bound by the provisions of this Agreement, executes a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of this Agreement as if an original party hereto, in place of the transferor prior to the date of such transfer.
13.4	The Shareholders shall procure that any transfer of Shares in accordance with this clause 13 and the transferee thereto shall (subject to all formalities in respect thereof having been fulfilled) be duly registered by the Company.

13.5	No Shareholder shall without the prior written consent of the other Shareholders create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance of any nature whatsoever over its Shares. No Shareholder shall grant any option or other rights to dispose of any interest in any Shares held by it (otherwise than by a transfer in accordance with clause 13 and the Articles). Except as provided in this Agreement, no Shareholder shall enter into any agreement with respect to the voting rights attached to all or any of its Shares or other securities in the Company or grant any option in relation thereto.

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13.6	On a sale, transfer or disposition of Shares in accordance with the preceding sub-clauses of this clause 13:
(a)	the Seller shall repay all loans, borrowings and indebtedness outstanding to the Company from the Seller (together with any accrued interest thereon);

(b)	the other Shareholders shall procure the Company to repay all loans, borrowings and indebtedness outstanding to the Seller from the Company (together with accrued interest thereon); and

(c)	the Seller shall procure the resignation and/or removal of any Director appointed by it.
13.7	For the avoidance of doubt, the foregoing right of first refusal shall not apply to transfers to affiliates or immediate family members (or trust thereof) of a holder.

13.8	For the purposes of the remaining provisions of this clause 13:
(a)	the word “company” includes any body corporate;

(b)	the expression “a Member of the Same Group” in relation to any company, means a company which is for the time being a related company to the first mentioned company as defined in the Act;

(c)	the expression “Transferor Company” means a company which has transferred or proposes to transfer Shares to a Member of the Same Group;

(d)	the expression “Transferee Company” means a company for the time being holding Shares in consequence, directly or indirectly, of a transfer of Shares or series of transfers of Shares between Members of the Same Group (the relevant Transferor Company in the case of a series of such transfer being the first transferor in such series); and

(e)	the expression “the Relevant Shares” means and includes (so far as the same remain for the time being held by any Transferee Company) the Shares originally transferred to such Transferee Company and any additional Shares issued to or acquired by such Transferee Company.
13.9	All but not some only of a Shareholder’s Shares may at any time be transferred by the Shareholder to a company which is a Member of the Same Group. If any Shareholder transfers its Shares to a Member of the Same Group, then the Shareholder hereby guarantees the performance by the Transferee Company of all obligations to be performed by it under this Agreement or in respect of such Shares. It shall be a condition precedent to the transfer of Shares to a Member of the Same Group that the Transferee Company executes a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of this Agreement as if an original party in place of the transferor prior to the date of such transfer.

13.10	If a Transferee Company ceases to be a Member of the Same Group as the Transferor Company from which (whether directly or by a series of transfers) the Relevant Shares were derived, then within 14 days of such cessation the Transferee Company shall transfer the Relevant Shares to the Transferor Company or any other nominee of the Transferor Company (which shall be a Member of the Same Group) and the Transferor Company shall be bound to either accept the Relevant Shares or to procure that its nominee shall accept the Relevant Shares, as the case may be. In case of default of this clause 13.10, the Transferee

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Company shall be deemed to have appointed a Director appointed by the other Shareholders as its lawful attorney with full power to execute any instrument of transfer, deed of assignment or any other document necessary to implement the said transfer and the Transferor Company is deemed either to have consented to accept the Relevant Shares and to being registered in the Company’s register of members and register of transfers as the holder of the Relevant Shares or to have undertaken to procure such consent from its nominee, as the case may be. Where the Relevant Shares are transferred back to the Transferor Company, the Transferor Company shall execute a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of this Agreement as if an original party prior to the date of such transfer. Where the Relevant Shares are transferred back to a nominee of the Transferor Company, the Transferor Company shall procure that its nominee shall execute a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of this Agreement as if an original party in place of the transferor prior to the date of such transfer.
14.	COMPULSORY TRANSFERS

14.1	If any Shareholder (a “Defaulting Shareholder”):
(a)	shall commit any material breach of its obligations under this Agreement and, if remediable, shall fail to take all necessary action to remedy such breach within fourteen (14) days upon the service of notice by any of the other Shareholder(s) (the “Non-Defaulting Shareholder(s)”) complaining of such breach;

(b)	shall go into voluntary liquidation otherwise than for the purpose of reconstruction or amalgamation or an order of the court is made for its compulsory liquidation or shall have a receiver (or a receiver and manager) or similar officer appointed in respect of any substantial part of its assets or shall have a judicial manager or equivalent officer appointed;

(c)	shall compound or make any composition or arrangement with its creditors;

(d)	shall cease or threaten to cease wholly or to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholders;

(e)	shall sell, transfer, lease or otherwise dispose of the whole or substantially the whole of its assets, rights and undertaking;

(f)	shall become insolvent;

(g)	is subject to a distress, sequestration, execution, attachment or garnishee which is levied or enforced against its property, undertaking or revenues and is not discharged within ten (10) days;

(h)	is unable to pay its debts as and when they fall due; or

(i)	any of the matters in sub-clauses (b), (c), (d), (e) and (f) above occurs in relation to any holding company or ultimate holding company for the time being of the Defaulting Shareholder, then upon notice by any of the Non-Defaulting Shareholder(s) to the Company and the Defaulting Shareholder, the Defaulting Shareholder shall thereupon be deemed to have served on the Non-Defaulting Shareholder, a notice (the “Default Transfer Notice”)

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offering irrevocably to sell the legal and beneficial ownership of all its Shares (the “Sale Shares”) at the fair value of the Shares less twenty per cent (the “Default Prescribed Price”) as determined by the Auditors in accordance with clause 14.2 within fourteen (14) days after the issue of the Auditor’s certificate in accordance with clause 14.2 or such longer period as agreed by the Non-Defaulting Shareholders (the “Default Prescribed Period”). The procedure governing the sale of the Sale Shares pursuant hereto shall be in accordance with the procedure set out in clause 13.2 save for:
(aa)	any reference to the Seller in clause 13.2 shall be deemed to be a reference to the Defaulting Shareholder;

(bb)	any reference to the Purchaser(s) shall be deemed to be a reference to the Non-Defaulting Shareholder(s) who issue acceptance notice(s) in respect of the Sale Shares respectively;

(cc)	the Default Prescribed Price and the Default Prescribed Period shall be as determined in the manner set out in this clause 14.1;
Save as provided herein, any Transfer Notice served by a Defaulting Shareholder pursuant to clause 13.2 during the Default Prescribed Period mentioned in this clause shall be void and of no effect. The provisions of clauses 13.4 and 13.6 shall mutatis mutandis apply to the sale of the Sale Shares hereunder.
14.2	The Auditors will act as experts and not as arbitrators and will certify in writing what in their opinion was the fair value of the Sale Shares on the date the Default Transfer Notice was deemed to have been served pursuant to clause 14.1, on the following assumptions:
(a)	valuing the Sale Shares as an arm’s length sale between a willing seller and a willing purchaser;

(b)	if the Company was then carrying on business as a going concern, on the assumption that it will continue to do so; and

(c)	valuing the Sale Shares as a rateable proportion of the total value of the issued share capital of the Company which value shall not be discounted or enhanced by reference to the number of the Sale Shares having regards to the net tangible asset value of the Company.
If any difficulty shall arise in applying any of the foregoing assumptions then such difficulty shall be resolved by the Auditors in such manner as they shall in their absolute discretion think fit. All costs of the Auditors shall be borne by the Defaulting Shareholder. The Shareholders shall procure the Auditors to determine the Default Prescribed Price in accordance with this clause 14.2 as soon as practicable after the service of a notice of default on the Defaulting Shareholder and the Company by any of the Non-Defaulting Shareholders.

14.3.	Notwithstanding anything hereinbefore mentioned, on the occurrence of any of the events mentioned in clause 14.1, the Non-Defaulting Shareholder(s) may by notice to the Defaulting Shareholder request that the Company be liquidated and unless the Shareholders otherwise agree, they shall each take such steps as may be necessary to forthwith liquidate the Company.

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15.	TAG-ALONG RIGHTS

15.1	Notwithstanding clause 13.1, if any Shareholder proposes to transfer, in a single transaction or a series of related transactions, any of the Shares held by it in a bona fide sale (the “Transfer”), then that Shareholder (the “Transferring Shareholder”) shall promptly give written notice (the “Notice of Transfer”) simultaneously to the Company and to the Preference Shareholders. The Notice of Transfer shall describe in reasonable detail the terms and conditions of the proposed Transfer including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser transferee.

15.2	Each of the Preference Shareholders shall have the right, exercisable upon written notice (the “Notice of Participation”) to the Company within thirty (30) days after the receipt of the Notice of Transfer, to inform the Company in writing whether it elects to participate in the Transfer by the Transferring Shareholder on the same terms and conditions as set forth in the Notice of Transfer. The Notice of Participation shall indicate the number of Shares that other Shareholder elects to Transfer pursuant to this clause 15.2, up to that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares set forth in the Notice of Transfer by (ii) that other Shareholder’s Shareholder Proportion at time of the Transfer. That other Shareholder who elects to participate in the Transfer by the Transferring Shareholder pursuant to this clause 15.2 (a “Tag-Along Participant”) shall promptly deliver to the Company (who shall be deemed to be constituted the agent of the Transferring Shareholder and the Tag-Along Participant for the Transfer in accordance with the Articles) for transfer to the prospective purchaser one or more share transfer forms, properly executed for transfer, which represent the number of Shares which such Tag-Along Participant elects to Transfer, together, where applicable with the relevant share certificates and any other documents required for the Transfer.

15.3	To the extent that a Preference Shareholder fails to elect to participate in the Transfer by the Transferring Shareholder, that Preference Shareholder shall be deemed to have consented to the Transfer by the Transferring Shareholder on the terms and conditions and to the prospective purchaser as set forth in the Notice of Transfer. Any proposed Transfer on terms and conditions more favourable than those described in the Notice of Transfer or to a transferee not identified in such notice, as well as any subsequent proposed Transfer of any of the Shares held by the Transferring Shareholder, shall again be subject to the tag-along rights of the other Shareholders and shall require compliance by the Transferring Shareholder with the procedures described in this clause 15. The exercise or non-exercise of the rights of a Shareholder hereunder to participate in one or more sales by another Shareholder shall not adversely affect the first-mentioned Shareholder’s rights to participate in subsequent sales of Shares by a Shareholder pursuant to this clause 15.

15.4	Upon consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice of Transfer, the Transferring Shareholder or the Company, as the case maybe, shall remit to the Tag-Along Participant that portion of the proceeds to which such Tag-Along Participant is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from a Tag-Along Participant exercising its tag-along rights hereunder, the Transferring Shareholder shall not Transfer to such prospective purchaser or purchasers any of its Shares unless and until, simultaneously with such Transfer, the Transferring Shareholder shall purchase the Shares from the Tag-Along Participant on the same terms and conditions as specified in the Notice of Transfer.

15.5	Notwithstanding the foregoing, tag-along rights shall not apply to any Transfer or Transfers by a Shareholder to a subsidiary of such a Shareholder or made pursuant to a bona

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fide loan transaction with a financial institution that creates a mere security interest; Provided that in the event of any Transfer made pursuant to this clause 15.5 such Shareholder shall inform the Company and the other Shareholders of such Transfer prior to effecting it and the transferee, prior to the completion of the Transfer, shall have executed documents (in such form as may be reasonably approved by the other Shareholders) assuming the obligations of the relevant Shareholder under this Agreement with respect to the Shares so transferred to such transferee.

15.6	Any purported Transfer by a Shareholder in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company or the Shares purported to have been so transferred. The Company shall refuse to recognise any such Transfer and shall not reflect on its records any change in ownership of such Shares purported to have been so transferred.
16.	BRING ALONG RIGHTS

If the holders of at least seventy five per cent (75%) of the outstanding Ordinary Shares (including the votes of the holders of the outstanding Preference Shares voting on a Converted Basis together with the holders of the Ordinary Shares and not as a single class) propose to enter into an agreement or arrangement for the sale of all of their shares to a third party, this majority shall have the right to cause all the holders of the Ordinary Shares and Preference Shares to sell their shares in the Company pursuant to such transaction.
17.	REGISTRATION RIGHTS

17.1	An Initiating Holder shall be entitled, at any time after a QPO, to request for the Registration of Registrable Securities by way of notice to writing to the Company where the reasonably anticipated aggregate offering size to the public is at least US$15,000,000. Upon the receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Shareholders and (b) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holder may reasonably request. The Company shall be obligated to effect only three (3) such Registrations.

17.2	An Initiating Holder shall be entitled, at any time after a QPO, to request by way of notice to writing to the Company, for the filing of a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of the Registrable Securities where the reasonably anticipated aggregate offering price to the public is at least US$15,000,000, and the Company will be entitled to use Form
F-3 or a comparable form to Register the Registrable Securities. Upon receipt of such a request the Company shall, as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holder may reasonably request. The Company’s obligation to effect registrations pursuant to this clause 17.2 is unlimited.

17.3	Where the Company proposes to Register for its own account any of its Shares in connection with the public offering of such Shares, the Company shall promptly give notice in writing to the Shareholders and, upon the written request of such Shareholders (such request to be in writing and given not later than 20 days after the delivery of the notice by the Company of such Registration), the Company shall use all reasonable endeavours to include in such Registration any Registrable Securities requested by the Shareholders.

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17.4	Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as possible:
(a)	Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Shareholders, keep the Registration Statement effective for up to a year;

(b)	Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c)	Furnish to the Shareholders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Shareholders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;

(e)	In the event of any underwritten public offering, entering into and performing its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notify the holders of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)	Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)	Furnish, at the request of any Initiating Holder, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by

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independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)	Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.
17.5	To the extent permitted by law, all expenses (other than any underwriting discounts and commissions applicable to the sale of the Registrable Securities) incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and underwriters, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of the Shareholders.

17.6	The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by a Shareholder to a transferee or assignee of such securities provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. In the event that a transfer or assignment of Registrable Securities does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

17.7	The Company shall not without the prior written consent of the Holders, enter into any agreement with any Shareholder or any prospective Shareholder which would allow such Shareholder or prospective Shareholder to enjoy Registration rights on terms more favourable than those granted to the Holders or any other Shareholder.

17.8	To the extent permitted by law, the Company (the “indemnifying party”) will indemnify and hold harmless the Shareholder, its officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Shareholder and each Person, if any, who controls (as defined in the Securities Act) the Shareholder or underwriter (each an “indemnified party”) against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse the Shareholders, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

17.9	Promptly after receipt by an indemnified party under clause 17.8 above of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under clause

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17.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof. The indemnified party shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under clause 17.8, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this clause 17.

17.10	If any indemnification provided for in clause 17.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

17.11	The obligations of the Company and the Shareholders under clauses 17.8, 17.9 and 17.10 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

17.12	With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit such Shareholders to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
(i)	make and keep public information available, as those terms are understood and defined in Commission Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of a Qualified Public Offering;

(ii)	file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii)	at any time following 90 days after the effective date of the Qualified Public Offering, promptly furnish to the Shareholders, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s

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securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to such form.
18	DURATION AND TERMINATION

18.1	This Agreement shall take effect from Completion Date and shall continue without limit in time until terminated by (i) an underwritten public offering of the Company or (ii) a merger, amalgamation or consolidation of the Company (in which the shareholders of the Company immediately prior to such event hold, immediately after, Shares representing less than a majority of the voting power of the outstanding Shares of the surviving entity) or the sale of all or substantially all of the Company’s assets or (iii) liquidation, dissolution or winding up of the Company or (iv) the unanimous agreement of all the parties hereto in writing, whichever is earlier.

18.2	If any Shareholder sells all of its Shares in accordance with the provisions of this Agreement then subject to clause 18.3, it shall be released from all of its obligations hereunder save for its obligations under clauses 19.1 and 23 and 24.1. If, following any such transfer, there is more than one Shareholder bound by the provisions of this Agreement, then this Agreement shall continue in full force and effect as between the continuing Shareholders.

18.3	The termination of this Agreement howsoever caused and the ceasing by any Shareholder to hold any Shares shall be without prejudice to any obligations or rights of any of the parties hereto which have accrued prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination.

18.4	The information rights as set out in clause 12.1 shall terminate upon the Company’s first underwritten public offering or the date the Company becomes subject to the periodic reporting requirements of the relevant exchange regulations.
19.	NON-COMPETITION AND OTHER RESTRICTIONS

19.1	None of the Shareholders shall, at any time whilst it is beneficially interested in any Shares of the Company or for a period of one (1) year from the date on which such Shareholder ceases to be beneficially interested in the Shares, do or permit to be done any of the following without the prior written consent of the other Shareholder(s):
(a)	either solely or jointly with or on behalf of any person directly or indirectly carry on or be engaged or interested in or assist any person in carrying on any business competing with the Business;

(b)	solicit or assist any person in soliciting the custom of any person who is or has been at any time during the term of this Agreement, a customer of the Company, for the purpose of offering to such customer, goods or services similar to or competing with those of the Business;

(c)	solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away or endeavour to solicit or entice away any Director or employee of the Company or of any subsidiary of the Company, but without

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prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company; or

(d)	cause or permit any person directly or indirectly under its control to do any of the foregoing acts or things.
Provided that nothing herein shall preclude or restrict either Shareholder(s) or their respective subsidiaries from:
(i)	carrying on any activity carried on during the period of twelve (12) months immediately preceding the date of this Agreement; or

(ii)	offering any service or goods similar to those previously supplied as part of the Business but subsequently discontinued and not supplied by the Company at the time when such similar service or goods are offered.
19.2	Nothing in this clause 19 shall preclude or restrict IIPL, Global Star and GigaMedia from either solely or jointly with any person directly or indirectly be engaged or interested in any business competing with the Business by reason of its participation, whether via an equity stake or otherwise, in such business provided that:
(j)	the relevant party has declared its interests in the competing business;

(ii)	the relevant party signs a confidentality undertaking in favour of the Company not to disclose any confidential or proprietary information of the Company to the parties involved in the competing business; and

(iii)	the relevant party and the director appointed by such relevant party abstains from voting on resolutions and participating in discussions of the Company which may:
(a)	provide the competing business the relevant party is engaged or interested in with a competitive advantage; or

(b)	cause the Company to compete with the competing business the relevant party is engaged or interested in.
19.3	Each Founder and member of the Management undertakes that it shall not, for a period of one year following the termination of the employment or services of such Founder or member of the Management:
(a)	either solely or jointly with or on behalf of any person directly or indirectly carry on or be engaged or interested in or assist any person in carrying on any business competing with the Business;

(a)	solicit or assist any person in soliciting the custom of any person who is or has been at any time during the term of this Agreement, a customer of the Company, for the purpose of offering to such customer, goods or services similar to or competing with those of the Business;

(b)	solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away or endeavour to solicit or entice away any Director or employee of the Company or of any subsidiary of the Company, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company; or

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(c)	cause or permit any person directly or indirectly under its control to do any of the foregoing acts or things.
19.4	Each undertaking contained in clause 19.1 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, then the remaining covenants shall be valid to the extent that they are not held to be so invalid.

19.5	While the covenants in clause 19.1 are considered by the parties to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

19.6	Each Founder and member of the Management agrees that it shall not, within a period of (a) three years or (b) one year after the listing of the Shares on a recognised stock exchange, whichever is earlier, directly or indirectly: (1) offer, sell, transfer, give or otherwise dispose of, (2) grant an option, right or warrant to purchase in respect of, (3) charge, mortgage, pledge or otherwise encumber or (4) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the legal, beneficial or economic consequences of ownership of, all or any of the Shares held, whether directly or indirectly, by such Founder or member of the Management or any interest therein, or (5) enter into any agreement with a view to effecting any of the foregoing.
20.	REPRESENTATIONS AND WARRANTIES

20.1	Each of the parties acknowledges that it has entered into this Agreement in full reliance on the representations made by each of the other parties in the following terms and each party now warrants to each of the other parties:
(a)	it is a duly established legal entity of good standing in its country of incorporation and has the power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b)	all actions, conditions and things required to be taken, fulfilled or done (including the obtaining of any necessary consents and permits) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (ii) to ensure that those obligations that are valid, legally binding and enforceable have been taken, fulfilled or done;

(c)	no order has been made or petition presented for its bankruptcy/insolvency;

(d)	no composition in satisfaction of its debts, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members of any class of its creditors and/or members, has been proposed, sanctioned or approved;

(e)	no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of its property, assets and/or undertaking; and

(f)	its obligations under this Agreement are valid, binding and enforceable.

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21.	FORCE MAJEURE

21.1	If either party hereto is temporarily rendered unable, wholly or in part, by Force Majeure (as defined below) to perform its duties or accept performance by the other party under this Agreement, it is agreed that the affected party shall within fourteen (14) days of the occurrence of the Force Majeure give written notice to the other party, setting out full particulars of such Force Majeure. The duties of the party affected by such Force Majeure shall, with the approval of the other party, be suspended during the continuance of the disability so caused, but for no longer period, and such cause shall as far as possible be removed with all reasonable despatch. None of the parties hereto shall be responsible for delay caused by Force Majeure. No claim for damage or any other remedy shall arise out of any breach of, or any failure or delay to perform any of the obligations arising under this Agreement, if such breach, delay or failure is caused by a Force Majeure event.

21.2	For the purpose of this clause 21, “Force Majeure” shall mean act of God, restraint of government (including compliance by any party with any law, regulation, order or other rules having force of law or intervention or action by any state or federal authority) or by any person representing any such authority, strikes, lockouts, industrial disturbances, explosions, fires, floods, earthquakes, storms, lightning and any other causes similar to the kind herein enumerated which are beyond the control of either party and which by the exercise of due care and diligence, neither party is able to overcome.
22.	ARTICLES OF ASSOCIATION

In the event of any conflict between the provisions of this Agreement and the Articles, this Agreement shall prevail and the parties shall wherever necessary procure the Articles to be amended to reflect the provisions of this Agreement.
23.	CONFIDENTIALITY

23.1	No party shall divulge or communicate to any person (other than those whose province it is to know the same or with proper authority) or use or exploit for any purpose whatsoever, any of the trade secrets or confidential knowledge or information of the Company or any of the other parties which the first-mentioned party may receive or obtain as a result of entering into this Agreement, and each party shall use its reasonable endeavours to prevent its employees or agents if any from so doing. This restriction shall continue to apply without limit in point in time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the relevant party.

23.2	For the avoidance of doubt, the terms and conditions of the transaction as set forth in the Subscription Agreement shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with clause 23.3.

23.3	Notwithstanding the foregoing, any party may disclose:
(a)	the financing terms of their investment in the Company to its current or bona fide prospective, investors, partners, limited partners, shareholders, employees, investment bankers, lenders, accountants and attorneys;

(b)	such information that may be required to be disclosed pursuant to any competent governmental or statutory authority or pursuant to statute, rules or regulations of any relevant regulatory body; and

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(c)	any information which is required to be disclosed pursuant to any legal process used by any court or tribunal in Singapore or elsewhere.
Any party disclosing information pursuant to this clause 23.3 shall exercise reasonable efforts to obtain reliable assurance that such information disclosed shall be kept confidential.

23.4	Notwithstanding the foregoing, in the event that IIPL is requested by any entity or person associated with the Singapore Government in connection with such entity or person’s association with the Singapore Government to disclose the financing terms or any other information relating to the issuance and purchase of Class A Shares to any entity or persons associated with the Singapore Government, IIPL shall not be required to seek a protective order, confidential treatment or other remedy with respect to such disclosure, and IIPL shall not be required to provide notice to the parties prior to such disclosure.

23.5	Without limiting the generality of other provisions in clause 23, in the event that any party is requested by regulatory authorities or becomes legally compelled (including, without limitation, pursuant to the relevant securities laws and regulations) to disclose the existence of this Agreement and other relevant agreements, any of the exhibits and schedules attached to such agreements, or any of the financing terms hereof and thereof in contravention of the provisions of clause 23, such party (the “Disclosing Party”) shall, where applicable, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.
24.	CONTINUING EFFECTS OF THIS AGREEMENT

24.1	This Agreement shall be binding on and shall enure for the benefit of each Shareholder’s successors and assigns.

24.2	No Shareholder may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Shareholders.
25.	COUNTERPARTIES

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed shall be an original but all the counterparts shall together constitute one and the same document.
26.	NOTICES

26.1	Any notice, demand or other communication required or permitted to be given or given in connection with this Agreement shall be made in writing and may be:
(a)	delivered by hand;

(b)	sent by registered post;

(c)	transmitted by facsimile; or

(d)	transmitted by telex;

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at the address, facsimile or telex numbers and marked for the attention of the person(s) (if any) set out in the execution pages of this Agreement or to such other address, facsimile or telex numbers or person(s) as any party hereto may have notified to the other parties hereto in writing at least seven (7) Business Days in advance of such change:

26.2	Each notice, demand or other communication under this Agreement shall be deemed to be received by the recipient and duly served:
(a)	if delivered by hand, at the time of delivery;

(b)	if sent by post, seven (7) days after posting; or

(c)	if sent by facsimile or telex, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;
as the case may be, Provided that if any of the aforesaid dates when the communications are deemed to be received and duly served fall on a day which is not a Business Day, the date on which such communications are deemed to be received and duly served shall be on the Business Day immediately following upon the said dates.
27.	MISCELLANEOUS

27.1	Each party shall bear its own costs and expenses incurred in connection with the preparation, negotiation, finalisation and execution of this Agreement.

27.2	Unless otherwise provided for in this Agreement, this Agreement and the Subscription Agreement (where applicable) constitutes the entire complete and exclusive agreement and understanding between the parties in connection with the conduct of the Business and the operations of the Company and supersedes all prior representations, arrangements, understandings and agreements thereon. No party has relied on any representation, arrangement, understanding or agreement (whether written or oral) not expressly set out or referred to in this Agreement or the Subscription Agreement.

27.3	Notwithstanding that any provision of this Agreement may prove to be illegal, void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

27.4	Each Shareholder agrees to exercise its voting rights in the Company and to take such other steps as lie within its power to procure, that the Company shall perform and observe the provisions of this Agreement.

27.5	No purported variation, modification, amendment or cancellation of this Agreement shall be effective unless made in writing and signed by all Shareholders.

27.6	Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement. No failure to exercise and no delay in exercising on the part of any of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

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27.7	Nothing in this Agreement shall constitute a partnership or establish a relationship of principal and agent or any other relationship of a similar nature between or among any of the parties.

27.8	The parties do not intend that any term of this Agreement shall be enforceable, by virtue of the Contract (Rights of Third Parties) Act, Chapter 53B of Singapore by any person who is not a party to this Agreement.

27.9	This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

27.10	Each party hereto hereby submits to the jurisdiction of the Singapore Courts but this Agreement may be enforced in any court of competent jurisdiction. Each Shareholder of the Company irrevocably:
(a)	submits to the non-exclusive jurisdiction of the courts of Singapore in relation to any legal action or proceedings arising out of or in connection with this Agreement;

(b)	consents to service of process in any manner permitted by the laws of Singapore;

(c)	waives any objections on the ground of venue or forum non conveniens or any similar grounds;

(d)	consents generally to relief being given against it by way of specific performance or for the recovery of any property whatsoever and to its property being subject to any process for the enforcement of a judgement or any other remedy available under the laws of Singapore; and

(e)	waives and agrees not to claim any immunity from all forms or execution or attachment to which its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws.

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IN WITNESS whereof this Agreement has been entered into the day and year first above written.

Signed by	)
for and on behalf of	)
MANAGEMENT CAPITAL INTERNATIONAL LTD	)
in the presence of:	)

Address	:	28 Maxwell Road #04-01 Red Dot Traffic
Singapore 069120
Facsimile No.	:	(65) 6294 9345
Contact Person	:	Ong Toon Wah

Signed by	)
for and on behalf of	)
INFOCOMM INVESTMENTS PTE LTD	)
in the presence of:	)

Address	:	6 Temasek Boulevard #29-00 Suntec Tower 4
Singapore 038986
Facsimile No.	:	(65) 6211 2213
Contact Person	:

Signed by	)
for and on behalf of	)
COMMERZBANK INFOCOMM	)
SEGREGATED PORTFOLIO
in the presence of:	)

Address	:	care of 8 Shenton Way #36-01 Temasek Tower
Singapore 068811
Facsimile No.	:	(65) 6225 6234
Contact Person	:	Cheong Kum Hong/Choo Hsun Yang

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Signed by	)
for and on behalf of	)
GLOBAL STAR INTERNATIONAL	)
DEVELOPMENT LIMITED
in the presence of:	)

Address	:	34/F, The Lee Gardens, 33 Hysan Avenue,
Causeway Bay, Hong Kong
Facsimile No.	:
Contact Person	:	Jiwei

Signed by	)
for and on behalf of	)
ETHERFAST PTE LTD	)
in the presence of:	)

Address	:	28 Maxwell Road, Red Dot Traffic, #04-01
Singapore 069120
Facsimile No.	:	(65) 6294 9345
Contact Person	:	Lee Teng Teng

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Signed by	)
for and on behalf of	)
GIGAMEDIA ASIA PACIFIC LIMITED	)
in the presence of:	)

Address	:	14 Floor, 122 TunHwa North Road, Taipei,
Taiwan ROC
Facsimile No.	:	+8862-8770-7576
Contact Person	:	Chief Executive Officer, Arthur Wang and
General Counsel, Jennifer Tseng

Signed by	)
for and on behalf of	)
INFOCOMM ASIA HOLDINGS PTE. LTD.	)
in the presence of:	)

Address	:	28 Maxwell Road Red Dot Traffic
#04-01 Singapore 069120
Facsimile No.	:	(65) 6294 9345
Contact Person	:	Ong Toon Wah

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SCHEDULE 1
The Management of the Company is as follows:
Ong Toon Wah (Chief Executive Officer)
Richard Chua Choon Kiat (Business Development Officer)
David Heng Wee Koon (Technical Director)
Roderick Chia Yeow Kheng (Chief Technology Officer)
Yeo Yeoh Chuan (Vice President, Marketing & Strategy)
Lee Jinsi (Chief Strategy Operations Officer)